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                             TERMINATION AGREEMENT


     This TERMINATION AGREEMENT dated as of May 12, 1998, is made by and between Gantos, Inc., a Michigan corporation (the "Company"), and Arlene H. Stern, a resident of Connecticut ("Employee").

     WHEREAS, the Company and Employee entered into an Employment Letter Agreement dated June 20, 1996 (the "Employment Agreement") (the Employment Agreement is attached hereto as EXHIBIT A);

     WHEREAS, pursuant to the Employment Agreement, Employee currently serves as a director, the Chief Executive Officer, and the President of the Company;

     WHEREAS, the Company proposes to enter into a Merger Agreement (the "Merger Agreement") with HOM Holding, Inc. ("Holding") and Hit or Miss Inc., a wholly-owned subsidiary of Holding ("Sub"), pursuant to which Holding will merge with and into the Company (the "Merger"); and

     WHEREAS, effective as of the date of the Merger (the "Closing Date"), the Company and Employee desire to terminate the Employment Agreement.

     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1. TERMINATION OF EMPLOYMENT. Effective as of the Closing Date and notwithstanding anything contained in the Employment Agreement to the contrary, Employee's employment with the Company shall cease.

2. EMPLOYMENT AGREEMENT. Notwithstanding anything contained herein to the contrary, the Employment Agreement will remain in full force and effect until the Closing Date. Effective as of the Closing Date, Employee hereby agrees that the Employment Agreement attached hereto as EXHIBIT A is terminated and shall be of no further force or effect.

3.   PAYMENT.

     (a) Effective as of the Closing Date and notwithstanding anything contained in the Employment Agreement to the contrary, the Company shall pay Employee a total of Seven Hundred Fifty Thousand Dollars ( $750,000) (the "Severance Amount") over the eighteen (18) month period following the Closing Date (the "Period") payable in equal monthly installments of $41,666.67 on the fifteenth (15th) day of each month.

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     (b)  If the Company fails to make any such payment when due as set forth in Section 1(a) hereof, interest shall accrue at a rate of eight percent 8% per annum thereon from the date such payment is due until such payment is paid in full. If the Company fails to make three (3) successive payments as required pursuant to Section 1(a) hereof during the Period and has not paid in full the outstanding amounts due (including any accrued interest), the Severance Amount less any payments made during the Period pursuant to Section 1(a) hereof shall become immediately due and payable ten (10) days after the date on which such third successive payment was due. If the Company defaults on it obligations to make payments to Employee as required pursuant to
Section 1(a) hereof during the Period in a consistent pattern evidencing a bad faith intent to avoid acceleration of the unpaid Severance Amount, the Severance Amount less any payments made during the Period pursuant to Section 1(a) hereof shall become immediately due and payable.

4. RESPONSIBILITIES. Effective as of the Closing Date and notwithstanding anything contained in the Employment Agreement to the contrary, during the Period, Employee shall be available from time to time by telephone and, subject to the availability of Employee, when reasonably requested by the Company, shall assist the Company with any management or strategic issues which may arise after the Merger.

5. BENEFITS. Effective as of the Closing Date and notwithstanding anything contained in the Employment Agreement to the contrary, during the Period, the Company shall provide Employee with medical, long-term disability, dental, and prescription drug insurance to the extent and on the same terms as may from time to time be generally available to the Company's executive officers and, to the extent that it is automatically renewable or Employee is insurable at standard rates, the Life Policy (as that term is defined in the Employment Agreement). On the expiration date of the Period, the Life Policy shall be assigned to Employee to the extent permitted by its terms, and the Company shall have no further obligations under the Life Policy, including without limitation any obligation to make any payments thereunder.

6. OPTIONS. Effective as of the Closing Date and notwithstanding anything contained in the Employment Agreement to the contrary, Employee's unvested options shall vest and shall be exercisable for ninety (90) days after the Closing Date, all in accordance with the terms of the certain Stock Option Agreement dated July 1, 1996 by and between Employee and the Company.

7.   RELEASE.

     (a) Effective upon the Closing Date, Employee releases and forever discharges the Company, Holding and Sub, their successors and assigns, all affiliates, all related entities, and the current and former directors, officers, employees, and agents of any of the foregoing (any and all of whom or which are referred to hereinafter as the "Releasees") of and from all debts, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands, and liabilities whatsoever of every name and nature which against the

Releasees, Employee has, claims to have, ever had, or ever claimed to have had, known or unknown (all hereinafter referred to as "claims") including, without implication of limitation, all claims relating to Employee's employment with the Company or the termination of Employee's employment with the Company, all claims of alleged wrongful or bad faith termination of employment, all claims of any form of alleged unlawful employment discrimination, including all claims based upon the Age Discrimination Employment Act, 29 U.S.C. Section 621 ET SEQ., Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e ET SEQ., all claims based upon any Michigan law, including without limitation, all claims of breach of either express or implied contract (including, without implication of limitation, all claims based upon the Employment Agreement, all claims of interference with Employees' employment, all claims for wages, vacation pay, separation pay, expense reimbursement, or any other form of compensation, all claims for attorney's fees, and all claims for reinstatement of employment with the Company). Notwithstanding the foregoing, Employee does not release or discharge the Company from any claims for the benefits payable to Employee under this Termination Agreement or under Gantos, Inc. Employees' 401(k) Plan as accrued through the Closing Date or any indemnification obligations the Company may have under its Restated Articles of Incorporation and Bylaws or under Michigan law with respect to her actions taken solely in her capacity as a director or an officer of the Company.

     (b) Effective upon the Closing Date, the Company releases and forever discharges Employee and her successors and assigns (any and all of whom or which are referred to hereinafter as the "Employee Releasees") of and from all debts, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands, and liabilities whatsoever of every name and nature which against the Employee Releasees, the Company has, claims to have, ever had, or ever claimed to have had, known or unknown (all hereinafter referred to as "Company claims") including, without implication of limitation, all Company claims relating to Employee's employment with the Company or the termination of Employee's employment with the Company, all claims based upon any Michigan law, all claims of breach of either express or implied contract (including, without implication of limitation, all claims based upon the Employment Agreement, all claims for attorney's fees, and all claims for reinstatement of employment with the Company). Notwithstanding the foregoing, the Company does not release or discharge any Company claims it may have against the Employee Releasees under this Termination Agreement or with respect to bad faith, intentional wrongdoing or gross negligence in the performance of Employee's duties during her employment with the Company, including without limitation with respect to any indemnification obligations the Company may have under its Restated Articles of Incorporation and Bylaws or under Michigan law with respect to Employee's actions taken solely in her capacity as a director or an officer of the Company

8. LITIGATION. To the extent any litigation arises with respect to the terms of this Termination Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs from the non-prevailing party.

                                      3

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9.   ATTORNEYS FEES.  Subject to the appropriate documentation and substantiation, the Company shall pay up to an aggregate of Two Thousand Five Hundred Dollars ($2,500) of Employee's attorneys' fees generated solely in connection with the negotiation of this Termination Agreement.

10. CONFIDENTIALITY. Employee and the Company agree to keep the financial terms of this Termination Agreement completely confidential. Employee agrees not to reveal any such matters to any person except Employee's attorney and Employee's spouse, and to them only provided that they first agree for the benefit of the Company to keep the financial terms of this Termination Agreement completely confidential, and the Company agrees not to reveal any such matters to any person except the Company's attorney and Holding's attorney, and to them only provided that they first agree for the benefit of Employee to keep the financial terms of this Termination Agreement completely confidential. Notwithstanding the foregoing, Employee and the Company may disclose such matters to the extent required by law or to the extent necessary to obtain legal enforcement of this Termination Agreement. In this regard, the Employee acknowledges that this Termination Agreement will be required to be filed with the Securities and Exchange Commission.

11. ACKNOWLEDGMENTS. The Company states and Employee acknowledges that this Termination Agreement is not and should not be considered as an admission or acknowledgment of any liability by the Company nor should it be considered to establish or reflect any policy or practice of the Company. Employee acknowledges that both the Company and HOM Holding, Inc. are relying on this Termination Agreement in connection with the Merger.

12. ENTIRE AGREEMENT. The Company and Employee agree that this Termination Agreement constitutes the entire agreement between the Company and Employee and supersedes any previous or contemporaneous contracts, agreements, or representations of any form, including, without implication of limitation, the Employment Agreement.

13. ADVISORS. Employee acknowledges that Employee has been advised to consult with an attorney before signing this Termination Agreement. Employee further understands that Employee has been given the opportunity, if Employee so desired, to consider this Termination Agreement for up to twenty-one (21) days before deciding whether to sign it. If Employee signed this Termination Agreement before the expiration of that twenty-one (21) day period, Employee acknowledges that such decision was entirely voluntary. Employee understands that for a period of seven (7) days after Employee executes this Termination Agreement Employee has the right to revoke it by a written notice to be received by the Company by the end of that period. Employee also understands that this Termination Agreement shall not be effective or enforceable until the expiration of that period.

                                      4

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14.  REVIEW OF AGREEMENT.  Employee represents and agrees that Employee has carefully read and fully understands all of the provisions of this Termination Agreement and that Employee voluntarily agrees to those provisions.

15. TERM. This Termination Agreement shall become effective upon the Closing Date. If the Closing Date does not occur, the Employment Agreement shall remain in full force and effect in accordance with its terms, and this Termination Agreement shall have no effect.

     IN WITNESS WHEREOF, this Termination Agreement has been executed as a sealed instrument as of the date first set forth above by the Company and Employee.

                              GANTOS, INC.


                              -------------------------------
                              By:
                              Title:


                              EMPLOYEE


                              -------------------------------
                              Arlene H. Stern

                                      6

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                                   EXHIBIT A

                             Employment Agreement



                                      A-1